WHITESTONE REIT CONTINUES GOVERNANCE IMPROVEMENTS

•Shareholders provided ability to propose and vote on bylaw amendments
•Formal board oversight initiated for Whitestone's ESG Steering Committee

Houston, Texas, March 30, 2022 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today announced that on March 28, 2022, the Operating Committee of the Board of Trustees unanimously approved an amendment to Article XIV of the Company’s bylaws, which will give its shareholders the right to amend the company's bylaws (the “Bylaw Amendment”).

The Bylaw Amendment provides that the Bylaws may be amended pursuant to a binding proposal that is (a) submitted to the shareholders for approval at a duly called annual meeting or special meeting of shareholders by (i) the Board of Trustees or (ii) a shareholder who provides timely notice of such proposal that satisfies the notice procedures and all other relevant provisions of Section 12 of Article II of the Company’s Bylaws and who is, at the record date, a shareholder that satisfies the ownership and other eligibility requirements of Rule 14a-8 under the Exchange Act and Section 12 of Article II of the Company’s Bylaws, and (b) approved by the shareholders by the affirmative vote of a majority of the votes entitled to be cast on the matter.

The Bylaw Amendment is subject to shareholder ratification of an amendment to the Company's Declaration of Trust at its upcoming 2022 annual meeting of shareholders.

The Company also announced amendments to its Corporate Governance Guidelines to provide the Company’s Nominating and Corporate Governance Committee: (i) oversight and guidance of the Company’s ESG Steering Committee regarding environmental (including climate change), social and related governance matters relevant to the Company; and (ii) to conduct reasonable prior review and oversight of all related-party transactions.

“Whitestone is committed to the highest standards of corporate governance. The Operating Committee of the Board of Trustees regularly reviews and aligns with best practices as they relate to corporate governance. The Bylaw Amendment and Corporate Governance Guidelines amendments advance that objective,” said David Holeman, Chief Executive Officer of Whitestone.

About Whitestone REIT

Whitestone is a community-centered shopping center REIT that acquires, owns, manages, develops, and redevelops high-quality open-air neighborhood centers primarily in the largest, fastest-growing, high-household income markets in the Sunbelt. Whitestone creates communities that thrive through creating local connections between consumers in the surrounding communities and a well-crafted mix of national, regional and local tenants that provide daily necessities, needed services, entertainment and experiences. Whitestone is a monthly dividend-paying stock and has consistently paid dividends for more than 15 years. Whitestone’s strong, balanced and managed capital structure provides stability and flexibility for growth, and positions Whitestone to perform well through economic cycles. For additional information, please visit www.whitestonereit.com.

Investor and Media Relations:
David Mordy
Director, Investor Relations
Whitestone REIT
(713) 435-2219
ir@whitestonereit.com